 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

WF International Limited:

We hereby consent to the inclusion in the Registration Statement of WF International Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on February 18, 2025, relating to our audits of the accompanying consolidated balance sheets of the Company as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 29, 2025